Exhibit 15.1

Awareness of Independent Registered
Public Accounting Firm

We acknowledge the incorporation by reference in the Registration Statement on Form S-3ASR (Registration No. 333-279502) and in the Registration Statements on Form S-8 (Registration No. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253, 333-186254, 333-197708, 333-206160, 333-234166, 333-239309, 333-271417 and 333-281746) of Simmons First National Corporation (the “Company”) of our report dated November 7, 2024, included with the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

Forvis Mazars, LLP

/s/ Forvis Mazars, LLP

Little Rock, Arkansas
November 7, 2024